SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)                   June 14, 2002
                                                    ----------------------------


          Statmon Technologies Corp. (formerly Viable Resources, Inc.)
--------------------------------------------------------------------------------
       (Exact name of Registrant as Specified in its Charter Post-merger)


      Nevada                          0-0751                     83-0242652
----------------------------   -------------------------  ----------------------
(State or Other Jurisdiction       (Commission                  (IRS Employer
of Incorporation pre-merger)       File Number)   Identification No. pre-merger)


           345 North Maple Drive, Suite #120, Beverly Hills, CA 90210
--------------------------------------------------------------------------------
                                  (New Address)

Registrant's telephone number, including area code            310-288-4580
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




Item 1.           Changes in Control of the Registrant.

     On June 14, 2002, Statmon Technologies Corp., formerly Viable Resources, Inc. ("Statmon"), acquired all of the issued and outstanding capital stock of Statmon Technologies Corp. ("Oldco") pursuant to an Exchange Agreement dated as of May 16, 2002 by and among Statmon, Oldco and the shareholders of Oldco (the "Exchange Agreement"). Pursuant to the Exchange Agreement, Oldco became a wholly-owned subsidiary of Statmon and, in exchange for Oldco shares, Statmon issued 7,575,000 shares of its common stock to the shareholders of Oldco, representing 83% of the issued and outstanding capital stock of Statmon. A copy of the Exchange Agreement is filed as an exhibit to this Form 8-K and is incorporated herein by reference in its entirety.

     Immediately prior to the consummation of the transactions contemplated by the Exchange Agreement, Statmon effected a 1 for 16 reverse split of its issued and outstanding common stock, changed its name to Statmon Technologies Corp. and all of the incumbent directors and officers resigned and the following directors and executive officers were appointed: Geoffrey Talbot, Peter Upfold, Dr. Leonard Silverman and Robert B. Fields.

     Set forth below is a description of the business of Statmon as it is presently conducted and certain plans for the future. This information contains forward-looking statements that involve risks and uncertainties. Statmon's actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this Report.

                                    Overview

THE COMPANY

Statmon Technologies Corp. ("Statmon" or the "Company") is a proprietary software application and systems integration technology group. The Company specializes in the passive and intelligent remote monitoring, automation, management, maintenance, and integration of multiple analog and diverse systems, networks and electronic devices, sensors, computer networks and web servers with different protocols, software and different programming languages. Statmon's latest generation proprietary products, "axess" and "TASKMON", are Internet Protocol ("IP") based software applications that can be used for wide scale device control and management applications. In short, we believe virtually any device or device indicator, in any quantity, for any application, can be networked to provide full system integration for monitoring, management, remote control, and/or the aggregation of data.

The Company's application software and integration technologies are designed to improve the manageability, efficiency and reliability of a multitude of applications and provide significant economic benefits by way of increased efficiencies, remote operation capability, head-count cost reductions or simply as a cost effective tool. Additional benefits may also be derived from the ability to process and disseminate vast amounts of gathered information into predictive trend analyses or compliance reporting packages. The Company's products are designed to be robust and can be adapted to multitude of vertical markets. Through integration partnerships the Company is involved in providing integration services for third party software applications and enterprise solutions.





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Functionalities of the Company's Technologies



     The primary functionalities of the Company's proprietary technologies include:

o Real-time remote access, control and monitoring of diverse systems and devices,
o    Real-time digital data collection and information management services,
o    Real-time global computer network management, and
o Automation and "fail-safe" problem solving by remedial action implementation.

 Highlights:

o Ability to integrate the monitoring and management of a wide range of protocols and unrelated systems and devices,
o    Real-time data access over the Internet,
o    Additional assurance against system downtime,
o    Ease of implementation, installation, maintenance, and upgrade,
o    Fully scalable and customizable,
o Time and motion efficiencies through off-site monitoring, managing and remote control capabilities,
o Preventative maintenance opportunities based upon trend analysis of collected data,
o Utilizes low-cost, off-the-shelf hardware and software, including the Windows 2000 operating system, in conjunction with a standard personal computer, laptop, pocket computer, or other handheld computerized device,
o In 2003, upwards of 50% of online user interactions will involve multiple coordinated information appliances and intelligent devices,
o Over the next 3-5 years, device networking and integration will grow at greater than 45% annually, and o By 2003-2005, 20% of all mass-market products will be built with Internet connectivity. (b)


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HISTORY

The Company's software applications and integration technologies were initially developed for the Australian and New Zealand broadcast industry to monitor and control satellite earth-stations, television and radio transmitters, broadcasting towers, television and radio station devices and computer networks. After 10 years of ongoing development the Company's products were launched in 1996 and have been installed in more than sixty (60) broadcast sites in Australia and New Zealand including international satellite operator New Skies Satellite NV and the TRN-Radio New Zealand radio network.


In early 1999, the North American versions of the Company's products were installed and tested in three mainstream California broadcasters, KABC Disney Radio, KJLA in Los Angeles and KESQ Palm Springs (FOX, Telemundo & Disney's ABC Television affiliates). Within the past twelve months, the Company has installed its products throughout the GE Capital owned NBC Television Network and NBC's New York based central casting hub operation. The Company is also installing its products at major stations and groups including ABC-Disney, Telemundo, Sinclair Broadcasting, Lin Television, Tribune, Hurst Argyle, Raycom Media and others.

         CURRENT SOFTWARE PRODUCTS

The Company's latest generation proprietary software application products "AXESS" and "TASKMON" can be used for numerous device control and management applications for large numbers of devices or device indicators, in any quantity, for any application, which can be monitored, managed and/or remotely controlled over the Internet, local area networks or wide area networks.



CURRENT MARKET POSITION


The Statmon product foundation gained its initial traction as the primary method of monitoring and controlling satellite earth-stations, television and radio transmitters, broadcasting towers, television and radio station devices and computer networks in the Australian and New Zealand broadcast markets. Following the broadcast solution launch, Statmon products have been installed in more than sixty (60) sites, establishing Statmon as the market leader in the region.


The Statmon North American versions of AXESS and TASKMON are now being been licensed and installed in mainstream U.S. broadcast facilities including; NBC, ABC-Disney, CBS, Sinclair, Lin Broadcasting, Raycom Media, Tribune, . The New York City, Department of Transport uses the Company's software application products to automate and manage their live video streaming and encoding web server operations. The Company is preparing to launch into Europe, Asia and Latin America.



BUSINESS STRATEGY

The Statmon product and business strategy is to license its proprietary technology to major broadcasters and industry distributors, and to collaborate with systems integrators and strategic partners for private label/OEM distribution across vertical markets. Collaboration with powerful partners will identify solution opportunities utilizing the Company's Platform for monitoring, automated management and/or remote control of technical operations and data aggregation.


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RISK FACTORS

         Prospective investors should carefully consider the following risk factors, in evaluating us and our business. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

                   RISK ASSOCIATED WITH OUR BUSINESS GENERALLY


         Limited Operating History

         Statmon has a limited operating history upon which potential investors may base an evaluation of its prospects and there can be no assurance that Statmon will achieve its objectives. Statmon's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in a rapidly evolving market such as the market for automation, remote monitoring and process control software. Such risks include, but are not limited to: Statmon's ability to obtain and retain customers and attract a significant number of new customers, the growth of the satellite, broadcast and Internet markets, Statmon's ability to implement its growth strategy, especially the sales and marketing efforts, and the introduction of new devices and computer network and control technologies in broadcasting and Internet services by Statmon's competitors and by Statmon.

         Future Capital Needs, Uncertainty of Future Additional Financing

                  Statmon currently anticipates that its available funds and resources, including product sales will be sufficient to meet its anticipated needs for working capital and capital expenditures for the next twelve months. Statmon will need to raise additional funds in the future in order to fund more aggressive brand promotion and more rapid expansion, to develop new or enhanced products, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the current stockholders may experience dilution and any such securities may have rights, preferences or privileges senior to those of the rights of Statmon's Common Stock. There can be no assurance that additional financing will be available on terms favorable to Statmon, or at all. If adequate funds are not available or not available on acceptable terms, Statmon may not be able to fund its expansion, promote its brand names as Statmon desires, take advantage of unanticipated acquisition opportunities, develop or enhance products or respond to competitive pressures. Any such inability could have a material adverse effect on Statmon's business, results of operations and financial condition.


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                  Industry Resistance To Change

         Statmon's initial target market, television/radio broadcasting, is considered by many to be mature and set in its way of operating. Senior engineering management in this market segment tends to have a comfort zone with existing operations and may not readily see a reason to change from the status quo. Statmon must convince customers that there can be material cost-savings and management efficiencies realized through the utilization of Statmon array of products. Furthermore, Statmon must demonstrate to the customer that by not utilizing these products, the customer may fall behind the technology curve being embraced by certain of their competitors.

         Fluctuations in Quarterly Operating Results

         Statmon expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including, among others: delays in introduction of products or product enhancements by Statmon, its competitors or other providers of hardware, software and components for the automation remote monitoring and process control software market; costs associated with product or technology acquisitions; the size and timing of individual orders; software "bugs" or other product quality problems; competition and pricing in the software industry; seasonality of revenues; customer order deferrals in anticipation of new products; market acceptance of new products; reductions in demand for existing products and shortening of product life cycles as a result of new product introductions; changes in operating expenses; changes in Statmon's personnel changes; changes in regulatory requirements; mix of products sold; and general economic conditions. As a result, Statmon believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

         Failure To Manage Growth Will Adversely Affect Operations

         Statmon plans to significantly expand its sales, marketing, research and development activities, hire a number of additional employees, expand internal information, accounting and billing systems and establish additional distribution outlets throughout the world. In addition, Statmon plans to expand its infrastructure by investing in additional software and programming talent. In order to successfully manage growth, management must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for this type of personnel is intense. If management fails to effectively manage Statmon's growth, Statmon's business and viability will be materially and adversely impacted.

         Dependence on Microsoft Windows

         Statmon's software products are designed for use with personal computers and devices running in the Microsoft Windows operating environment, and future sales of Statmon's products are dependent upon continued use of Windows and Windows NT. In addition, changes to Windows or Windows NT may

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require Statmon to continually upgrade its products. Any inability to produce upgrades or any material delay in doing so would adversely affect Statmon's operating results. The successful introduction of new operating systems or improvements of existing operating systems that compete with Windows or Windows NT also could adversely affect sales of Statmon's products and have a material adverse effect on Statmon's operating results.

         Statmon May Fail To Keep Pace With Rapidly Changing Technologies

         The vertical market segments Statmon is targeting are characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. These factors require management to continually improve the performance, features and reliability of the array of Statmon products. Management may not successfully respond quickly enough or on a cost-effective basis to these developments. Statmon may not achieve widespread acceptance of its services before its competitors offer products and services with speed, performance, features and quality similar to or better than Statmon products or that are more cost-effective than Statmon's services.

         We May Not Be Able To Compete Effectively

         The market for automation, monitoring and process control software is rapidly evolving and highly competitive. Many of Statmon's competitors and potential competitors have substantially greater financial, technical, and managerial and marketing resources, longer operating histories, greater name recognition and more established relationships than Statmon. Since Statmon's business is partially dependent on the overall success of the Internet as a communication medium, it also competes with traditional hardware based broadcast technology management in the radio and television industry. Management expects competition from these and other types of competitors to increase significantly.

         Statmon May Experience Difficulties In Integrating Businesses, Products And Technologies It May Acquire Into Its Business

         Statmon may acquire businesses, products and technologies and enter into joint ventures and strategic relationships with other companies. Any of these transactions exposes Statmon to additional risks, including: the difficulty of assimilating and integrating the operations of the combined companies; retaining key personnel; the potential disruption of Statmon's core business; and the potential additional expenses associated with amortization of acquired intangible assets, integration costs and unanticipated liabilities or contingencies.

         Loss Of Key Personnel Could Harm Our Business

         Given the early stage of development of Statmon's business, it depends highly on the performance and efforts of its CEO, Mr. Geoffrey Talbot, its CTO, Mr. Peter Upfold, staff and the Board of Directors. If Statmon should lose the service of any members of its management team or other key personnel, its business prospects will be materially impacted.

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         Enactment Of New Laws Or Changes In Government Regulations Could
Adversely Affect Statmon's Business

         Statmon is not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to the Internet. However, due to the increasing popularity of the Internet, it is possible that additional laws may be adopted regarding the Internet, any of which could materially harm our business. The adoption of any additional laws may decrease the growth of Internet use, which could lead to a decrease in the demand for our services or increase the cost of doing business.

         The Inability To Obtain Patent And Copyright Protection For Statmon's Technology Or Misappropriation Of Statmon's Software And Intellectual Property Could Adversely Affect Statmon's Competitive Position

         Statmon's success depends on internally developed computer code, technologies, know-how, trademarks and related intellectual properties. Management regards the technology as proprietary and will attempt to protect it by implementing security password codes, seeking patents, copyrights or trademarks, and by invoking trade secret laws and confidentiality and nondisclosure agreements. Despite these precautions, it may be possible for a third party to obtain and use our services or technology without authorization. Third parties also may develop similar technology independently through reverse engineering techniques.

         Statmon intends to apply for registration of certain copyrights and a number of key trademarks and service marks and intends to introduce new trademarks and service marks. Management may not be successful in obtaining registration for one or more of these trademarks. Management may need to resort to litigation in the future to enforce or to protect intellectual property rights, including patent and trademark rights. In addition, Statmon's technologies and trademarks may be claimed to conflict with or infringe upon the patent, trademark or other proprietary rights of third parties. If this occurred, Statmon would have to defend itself against such challenges, which could result in substantial costs and the diversion of resources. Any of these events could materially harm Statmon's business.

         Control By Certain Stockholders

         Statmon's directors and executive officers beneficially own approximately 83% of its outstanding shares of Common Stock. As a result, these stockholders, if they act as a group, have a significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of Statmon, impeding a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company which could have a materially adverse effect on the market price of Statmon's Common Stock.


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         Certain Anti-Dilution Resolutions Adopted By The Board Of Directors May
Discourage A Takeover Or Change Of Control

         On May 15, 2002, Statmon's Board of Directors adopted a "poison pill" by resolution. This resolution triggers a grant by Statmon of an immediate mandatory dividend of one share for each share owned, to each shareholder of record as of January 31, 2002, upon effectuation prior to May 22, 2004, of a reverse split, consolidation, merger, or other action by Statmon or its shareholders which would have the effect of reducing the number of outstanding shares. This resolution may discourage certain types of transactions involving an actual or potential change in control of Statmon, including transactions in which the shareholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of shareholders to approve transactions they may deem to be in their best interests.

         Absence Of Dividends

         Statmon does not anticipate paying any cash dividends in the foreseeable future. See, "Dividend Policy."

                             DESCRIPTION OF BUSINESS
Overview

         Statmon Technologies Corp. is a software application and a system integration technologies company which harnesses bi-directional data-flow for the remote monitoring, management and control of electronic devices, sensors, computer networks, and web servers. The gathered information is aggregated and disseminated for efficient management, problem diagnosis and resolution.

Statmon's software products have an established track record in the media broadcast industry where Statmon is now rolling out its latest versions, Axess and TASKMON to the worldwide broadcast market.

Statmon's products have an established track record in, the radio/television/satellite broadcast industries in the United States and Australia and New Zealand. . Statmon's clients include NBC, Telemundo, Lin Television, Sinclair Broadcasting, ABC-Disney, Raycom Media,, KJLA, Sky Channel and NewSkies Satillite NV with over 150 installs.

Statmon will seek to implement a five-year plan which includes strategies to further penetrate our current markets and to support the introduction of the Statmon products into a variety of new markets including computer network infrastructure, touch screen computer kiosk networks, web server and Internet distribution, municipal utility monitoring, water and environmental monitoring and regulatory compliance reporting, etc. Management believes this will enable Statmon to release the next generation of products, incorporating several enhancements, including the creation of the Distributed Device Management central server ("DDM"). The DDM will enable Statmon to monitor and manage customer systems from a central location, allowing Statmon to pass on the value of significant economies of scale, and enabling Statmon to add several

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value-added capabilities, including the ability to aggregate, process and disseminate customer data. We anticipate that the next five years will see Statmon evolve to a "total solution" provider, able to address many facets of monitoring, data collection and automation. If successful, our strategies will effectively brand Statmon and its products domestically and internationally across a series of markets.


INITIAL INDUSTRY APPLICATIONS

Radio and Television Broadcasting

         On September 9, 1999, the Federal Communication Commission of the United States asserted that 16,425 Licensed Radio and Television stations were operating within the U.S. alone. Of this number 12,615 are AM/FM radio stations, 1,616 television stations and an additional 2,194 low power television stations. Additionally there are 8,150 Translators and Boosters.

Several significant FCC rule changes in recent years have opened opportunities in the United States Broadcast Industry for Statmon products.

These changes include:

     o Stations are allowed to operate "unattended" provided a reliable remote control system is installed. Hence, broadcast equipment that previously required human attendance can now operate automatically and be monitored or adjusted remotely.
     o Station owners can own multiple stations in a single marketplace and broadcast multiple call signals from the same physical location.
     o Stations are required to transmit both HDTV and Analog television signals until 2006.


         These new circumstances have dynamically affected management and ownership structures in the radio and television broadcast industry. This is an industry that has traditionally been so competitive that radio and television station owners, management and employees wouldn't even communicate with the teams from rivaling networks. FCC rule changes have now triggered rapid consolidation, making it common to find FOX, ABC and even new market-share diluting competitors, operating out of a common building with common infrastructure and staff. These evolving broadcast industry circumstances are expected to provide substantial, on-going opportunities for Statmon in the foreseeable future.

Statmon anticipates that consolidation will continue to evolve throughout the television and radio broadcast facilities market, and that radio and television station facilities will require more sophisticated remote control and

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centralized monitoring. The implementation of computerized digital delivery equipment and the evolution of digital broadcasting (DTV, DAB) will continue to grow for the foreseeable future in the domestic and foreign markets.

The major broadcasters are setting up centralized hubs to manage their networks. Compliance with FCC regulations includes having remote control and fully automated monitoring systems.

Assuming the above, we estimate the available commercial radio/television station sector to be in excess of $2 billion worldwide. We believe that Statmon's expertise in this market positions it to capture a significant market share, as it was the inspiration for the product itself. While the broadcast market is lucrative, Statmon's products are suitable for range of new, larger, vertical markets that are opening up in the technology boom.

         Computer Network/Web Server Management

A vertical market which Statmon has already penetrated and which it intends to concentrate on heavily is the significant computer network/encoding and live video streaming web server management market. This market is currently dominated by large organizations such as Hewlett-Packard, which offer expensive, complex solutions mostly geared towards large, complex organizations with significant IT budgets. There is a "first to market" opportunity for Statmon to provide pre-packaged, low-cost solutions to entities with expanding web server facilities that have to manage and balance online traffic surges, crashes and bandwidth swings. The New York City Department of Transportation is using Statmon products to monitor and control its array of web servers and video streaming functions for public access via the Internet. Specifically, Statmon manages the load balance and video streaming function when surges and overloads occur, switching real-time streaming to freeze frame imaging and back again to live streaming when the overload is re-balanced.

Opportunity Summary

Rapidly evolving markets have created a latent need for automated solutions that will not only remotely control, manage and monitor vital statistics, but will also actually assess, diagnose and rectify potential problems (such as transmission blackouts or web server crashes). To be competitive, solutions need to be more efficient and effective than simply providing information for human action and control. Systems must be intelligent enough to perform sufficient triage and then complete the task by performing the corrective action, log the malfunction data and report to management exactly what transpired. This notification could be by cell phone, pager, email, instant messaging, or similar

BUSINESS STRATEGY

Overview

         Statmon product and business strategy is twofold. First, to enhance its proven platform to further penetrate the broadcast related markets and to expand into additional, targeted, markets. Secondly, to license its technology to third parties for private label/OEM opportunities. This will entail exploiting the knowledge, brand awareness and relationships created in Australia and New

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Zealand, in the US domestic and international television/radio station markets.
In addition, Statmon plans launch verticals in at least two (2) markets where a need already exists to remotely monitor, manage and/or control technical operations and data aggregation. With appropriate funding, Statmon will prioritize the potentials of new verticals to determine what markets can be served by Statmon products and services with the objective of gaining early first mover advantage and market dominance. Specifically, Statmon has identified the following markets for immediate focus:

     o    Touch Screen Computer Kiosk Networks
     o Encoding, streaming and computer network infrastructures including web server management;
     o Municipal and utility operations (including traffic conditions, beach pollution monitoring, power grid sub-stations, water, natural gas); and
     o Environmental sensor monitoring (including flood and winter hazards and water and air pollution, by location).

Statmon will strive to gain market leadership and dominance in selected strategic market niches utilizing Statmon's Platform.

One of the strengths of the Statmon Platform is its adaptable, robust and versatile architecture. Statmon is focused on developing its own customer base as well as collaboration relationships with powerful strategic partners and distributors that possess additional resources, marketing penetration and industry acumen. Management believes that licensing Statmon's products for third party, private label/OEM distribution will enhance Statmon's offering into specialized markets for dynamic applications and provide the best value in moving high volumes of Statmon's products.

Progression

Statmon's acceptance in the Radio/Television Broadcast industry has permitted it to demonstrate the powerful functions and capabilities for which its Platform was developed. These capabilities and functionalities continue to evolve. For example, the product that monitors and controls a customer's broadcast tower and broadcast station control room functions can also automate the entity's LAN/WAN and computer infrastructure as well as its digital production facility, ENG vans, etc. That same platform can be easily adapted to provide data aggregation of the pollutants in a stream or monitor temperatures of transformers in a power grid sub-station network. While the results in the radio and television broadcast industry have been and continue to be successful, we see this as only the initial steps in our plan to brand Statmon as a cross-industry, cross-application and middleware solution provider that can show the same cost-saving efficiencies and fail-safe automation in a multitude of applications and markets.

Statmon's objective is to become a "total solution" provider. Potential applications will be addressed from a problem-solving role. New customers will be given extensive training on the Statmon Platform and its functionalities. Statmon will provide all materials and customer support for the on-going

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maintenance, monitoring and use of its products. Customers will have the ability to purchase pre-packaged data and compliance reports detailing their activity throughout a designated period. Statmon understands that its products will provide a new way of doing business in the targeted marketplaces. As a result, customers need the assurance that Statmon will serve a partnership type role ensuring their success as well as our own. We believe these partnership type relationships will enable Statmon to promote additional product functions to its customers' own customer bases.

Private Label/OEM Distribution

Statmon recognizes that to fully maximize the potential of its powerful Platform, it will need to enlist the greater resources of strategic partners and distributors. These relationships will enable us to further penetrate our existing markets as well as to enable Statmon to penetrate markets where we do not have a presence. We believe that licensing the Statmon Platform for Private Label/OEM distribution will allow us to broaden our revenue base on a marginal cost basis. Statmon is actively seeking out appropriate alliances and partnerships with powerful entities in several strategic markets, including digital audio delivery systems for radio/television broadcasting, audio/video streaming companies, and satellite delivery companies. Furthermore, Statmon is in discussions with several domestic and international software distributors that service the computer network and web server management markets. This is a very important aspect of our strategy plans and one that management believes will contribute significantly to Statmon's long-term growth.

Action

Within the first year, Statmon plans to take the following actions:
     1. Blitz the radio/television/satellite broadcast market, both domestically and internationally, to take our "first mover" advantage and dominate the space.
     2.  Evaluate and select strategic vertical market opportunities.
         Hire the appropriate industry experts for each chosen market - these experts will bring with them deep industry knowledge and contacts and a vision for Statmon integration.
     3. Evaluate private label/OEM opportunities, both domestically and internationally, to exploit Statmon Platform in markets and for applications within and beyond the scope of Statmon's focus.

PRODUCT ENHANCEMENTS

Statmon is continually adding enhancements that enable it to provide even greater results with our universal Platform - a total solution. These enhancements include modular Option Paks to address additional markets and applications and the creation of the Digital Device Management Central Server ("DDM").


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Option Paks

The Platform is a universal engine whose power can be applied to any number of applications or markets. To interface with specific applications, Statmon has developed a series of Option Paks to "plug into" to the Platform, increasing the Platforms capabilities with each Pak. Statmon has developed Paks for interfacing with serial devices, computer networks, UIF devices, audio/video equipment, and many others. Statmon will continue to supplement its line of Paks to address the needs of new markets and new applications.

DDM

In the current configuration of the Statmon Platform, a Statmon Client unit ("Client") interfaces with any number of devices and/or sensors ("DS"). The Client aggregates various information from the DS (i.e. temperature, satellite dish azimuth, transmitter power, etc.) and transmits it via the Internet or internal network to the Statmon Server ("Server") at the customer's facility. The Server contains the programming logic to process this data and provides the interface for the customer to remotely monitor, manage and/or control the DS. This configuration has proven very successful, but with numerous Servers, in different parts of the world, the consistency and uniformity of the Platform requires extra attention.

To meet the requirements of diverse, worldwide customers, the Platform is currently being enhanced to allow for a centralized Server, the DDM, which would be the host for thousands of customers with tens of thousands of Clients in several vertical markets (see "Statmon DDM Structure Map" in the Overview section). The Platform structure would utilize the Client units in the exact same manner, but would have those units transmit their data to the centralized DDM, located in Statmon's main monitoring facility (versus to the Servers that were located in the customers' respective facilities). This allows ongoing product enhancements, including the following:

System Integrity

The all-new DDM will be housed in two separate, redundant facilities. These state-of-the-art, secured facilities will enable Statmon to guarantee the integrity of its Platform. First, Statmon plans to implement a full-time monitoring system that will be manned by technicians and customer service personnel on a 24-hour basis, seven days a week, year round. This will ensure that all Client units are functional and transmitting the mission critical data at all times. Furthermore, this will provide customers with full access, at all times, to their systems.

Remote Access

The DDM will be a web-based server that allows customers to access their mission critical functions, remotely through an Internet browser. For example a customer has the ability to remotely control a satellite dish or monitor critical temperatures from any location with Internet access.

Report Generation

The DDM will provide customers with "on-demand" and packaged reports congruent with compliance and management needs. These reports can be market specific or customized to a particular customer or application. With tens of thousands of Client units streaming data every second of every day, Statmon's Platform will have the ability to aggregate, process and disseminate each piece of information for use in trend-analysis, efficiency and compliance reporting and other management requirements. Statmon will solidify its future by providing a complete "information management" solution to its customers.

Upgrades and Service

By centralizing Statmon Server units into the single DDM, Statmon will be able to perform upgrades and system maintenance with ease and uniformity, as there will be only one system to maintain. This will not only uphold the integrity of Statmon brand, but will enhance customer service in terms of timeliness and effectiveness.

Statmon recognizes that the DDM model may not be applicable for all customers in all markets, but would be made available where appropriate.

         RESEARCH AND DEVELOPMENT

         Statmon is committing itself to an extremely aggressive research, development and product launch schedule. Statmon R&D team must be able to launch specialized products at rapid pace in order to preserve Statmon's "first-mover advantage" into new verticals.

                  Marketing Strategy

Statmon's marketing strategy is simple - exploit first mover advantage and build a sustainable brand around an impressive customer database and market dominance. Statmon plans to accomplish this by leveraging broadcast industry success into the development of "cutting-edge" products and services targeted at other verticals, maintaining a competitive pricing structure and utilizing several additional channels including:

     o Sales approach focused on economics and cost reduction; targeted specifically to executive levelmanagement within selective industries.
     o Leveraging relationships with existing customers by presenting evolving "solutions" that address their needs.
     o Recruiting system integrators and "industry experts" who have relationships with decision-makers in executive roles within vertical markets.
     o   Appropriate traditional brand awareness via media marketing.

SALES TEAM

Statmon understands that the most appropriately targeted customer will be the President, CEO, CFO or Vice-President of Engineering in organizations that manage multiple networks or facilities with numerous potential applications. It is anticipated that due to the executive level at which Statmon is selling and the large organizations that Statmon is targeting, it will be necessary for senior-level management including Messrs. Talbot and Upfold to be actively involved in the sales process. In addition, Statmon plans to supplement the sales team with industry specialists who can aid in the product development and sales efforts in each particular vertical market.

CUSTOMERS

The existing broadcaster user list includes: NBC, ABC-Disney, Raycom Media, Tribune, News Limited's FOX-Sky Channel, Sydney Australia, Radio One, Dallas, Texas, KJLA, Los Angeles, California, Sattel-NewSkies - Australia wide, Gulf Telecasters - Palm Springs, California (FOX-ABC-Telemundo affiliates), AusRadio Network - Australia, RG Capital (seven radio stations) - Australia, Radio Network of New Zealand, Austero Radio Network and others.

SOURCING

Statmon's software products require engineering, installation, project management and on-going support. In the interest of providing a "cutting edge" product with superior delivery and support, Statmon plans to address several decisions in the next several years regarding out-sourcing opportunities. Statmon will periodically review its internal operations and "out-of-house" options to determine efficiency, cost effectiveness and quality. Currently, Statmon plans to continue to research and develop its proprietary software systems to work in conjunction with existing and future sensory and monitoring tools and standard industry devices. Statmon has no current plans to manufacture sensory equipment, but, as a "total solution" provider, it is important that Statmon distributes all materials and equipment necessary for the successful fulfillment of project specific expectations. Statmon will continue to employ adequate project management staff and labor necessary to install Statmon's products.

FACILITIES

Statmon is based in Southern California, the new business hub for software and IT companies. Statmon's facility accommodates Statmon's technical support center, research and development department, executive offices, server and data needs, and monitoring.

COMPETITION

The monitoring and "remote-control-of-device" market is becoming more diverse everyday. The Microsoft touted "smart house" is a much-discussed example of remote device control. IBM is running Network television commercials where a refrigerator calls a repairman in advance of the device breaking down, and so on. Statmon has similar IP based remote device management technologies already working in the broadcast industry.

Radio and Television Broadcast Industry Competitors

         Providing monitoring solutions to the Radio and Television broadcast facility industry are several hardware-based vendors. These companies, Harris Distribution, Burk-Gentner, Mosley and others represent a significant portion of the marketplace, primarily focused on transmitter monitoring. These standalone products are quality offerings designed by companies and individuals who have strong industry contacts. These products are marketed directly to the engineering department at radio and television stations as a method of increased convenience. We believe that Statmon products are a more comprehensive, convenient and cost-effective solution to Information Management needs and a solution applicable to all of our customers "mission-critical" business operations.

Similar software being used in other industries

         For over ten years, many companies have targeted the manufacturing process with products similar in fit, form and function to Statmon's, including National Instruments Corp., P.R.I. Automation, Kingfisher, and Wonderware. These aforementioned companies have achieved varying levels of success in the Manufacturing and Engineering Design market space. Although it does not appear to that these companies are focused on expansion outside their core industries, they do represent a peripheral threat of competition to Statmon. A unique distinction of Statmon's software-based solution is that it operates from a central server. This capability will decrease the initial capital expense to Statmon's customers.


                                       C       I       O      C       S
                                       r       n       u      e       i
                                       o       t       t      n       n
                                       s       e              t       g
                                       s       r       o      r       l
                                       |       n       f      a       e
                                       M       e              l
                                       a       t       T              S
                                       r               r      S       o
                                       k       P       a      e       l
                                       e       r       d      r       u
                                       t       o       i      v       t
                                               t       t      e       i
                                       A       o       i      r       o
                                       b       c       o              n
                                       i       o       n
                                       l       l       a              P
                                       i               l              r
                                       t       B                      o
                                       i       a       M              v
                                       e       s       a              i
                                       s       e       r              d
                                               d       k              e
                                                       e              r
                                                       t

                                                       F
                                                       o
                                                       c
                                                       u
                                                       s
Competitor                                                                 Comments
------------------------------------- ----- ------- ------- ------ ------- ---------------------------------------------
Hardware Solutions
Burke                                  -      -       -       -      Y     Are  able to  provide  automation  solutions
Gentner                                -      -       -       -      Y     for very specific applications.
Mosley                                 -      -       -       -      Y     These  are  the  companies  focused  on  the
                                                                           Radio  and  Television   Industries.   Their
                                                                           product  is  hardware-based   and  not  very
                                                                           flexible.
                                       17

------------------------------------- ----- ------- ------- ------ ------- ---------------------------------------------
Software Solutions
Wonderware                            Y     Y         -       -      Y     With the  exception of Statmon  Technologies
Kingfish                              Y     Y         -       -      Y     Corp.,   these   companies  are  focused  on
National Instruments                  Y     Y         -       -      Y     automating the manufacturing  process.  They
PRI Automation                        Y     Y         -       -      Y     are all  significant  players in that market
Action                                Y     Y         -       -      Y     with  annual  revenues  between  $70 and 150
Statmon Technologies                  Y     Y       Y       Y        -     million.   It   is   unlikely   that   these
                                                                           companies  will focus on the same markets as
                                                                           Statmon.

BUSINESS EXTENSION - SYSTEMS INTEGRATION

         Statmon intends to leverage its core capabilities as a proprietary software and systems integration company that harnesses bi-directional data-flow for the remote control, monitoring, management, and system-wide network integration of electronic devices, sensors, computer networks, and web servers to becoming a provider of customized software solutions and systems integration for the connected economy.

Recent Developments

         The limitations of a client/server system are being realized and companies are once again moving back to a server-based system. As Internet architecture is bursting onto the scene, early adopters are beginning to see meaningful benefits in terms of functionality and cost of ownership.

         The technical capabilities of the Internet are enabling companies to access and distribute information more rapidly and in ways that were previously not possible using either client/server or mainframe-based systems. The Internet is enabling companies to be more flexible and responsive to their constituents. Internet based applications allow employers to empower knowledge workers with timely information needed to improve decision-making.

         Users of web based software applications now require significantly less training, which is lowering the cost and enabling the user base to expand rapidly. Applications can be upgraded centrally (at the server level, rather than at each LAN and or desktop), resulting in lower cost and continuously enhanced functionality. Application maintenance is required only at the server level. Industry analysts estimate that, relative to client/server systems, maintaining applications within a more centrally managed, Web-based system costs 60% less. (source: Gartner group).

         With the solid benefits offered by a Web-based system, Statmon believes the majority of large enterprises will transition their software to this architecture over the next decade. In fact, many software vendors are rushing to develop new functionality that was cost-prohibitive under either client/server or mainframe systems.

         As the software industry has changed, so have the demands of enterprises installing the software. Enterprises have become more discriminating and are becoming more influential in dictating their terms to the software industry. Enterprises increasingly want to buy from vendors that provide a broad set of highly functional products, within newer areas such as procurement, as well as in the bread-and butter application areas such as enterprise resource planning (ERP). Leading-edge, Web-based architecture is also coming to be seen as essential. Generic products no longer generate high demand, as customers insist on a certain degree of industry-specific functionality that enables significantly easier use and quicker installation. Moreover, companies are beginning to expect software vendors to bear an increased portion of the integration burden, by developing out-of-the box connectors to common applications.

WHAT ENTERPRISES WANT IN A SOFTWARE VENDOR


Product Breath                    Broad suite of  enterprise applications in
                                  order to reduce the integration nightmare.
                                  Also, enterprises want to limit the number of vendors with whom they work.

Industry Specificity              Products that address specific business needs,
                                  rather than a generic solution. Vertical industry knowledge is required.

Modern Architecture               Web-based.

Referenceability                  Vendor with an impressive, referenceable
                                  customer base that shares a common long-term vision.

Easy Deployment/Upgrades          Low-cost and little business disruption.


Easy Integration                  Products that are developed according to
                                  industry standards,facilitating
                                  interoperability and leverage of existing IT
                                  investments.
--------------------------------------------------------------------------------


Outlook

         Statmon expects the application software industry to continue its strong growth in the coming years, as corporations increasingly seek to attain and maintain competitive advantage through restructuring efforts and the deployment of Web-based applications. These efforts will involve both new and old functional areas, from analytics and sourcing to Human Resources (HR) and financials.

--------------------------------------------------------------------------------

Key growth drivers for the application software industry

Business Restructuring        As the move continues to move from a supply-driven
                              to more of a demand-driven economy, companies are restructuring their processes, in order to better measure and fulfill customer demand.

Deployment of Internet        Deploying and leveraging Internet-based
Applications                  applications will be the focus of major
                              corporations for the next 7-10 years.

Leverage of Information for   Companies have gathered much data via
Insight                       operational systems, though they have made much
                              less progress in leveraging this data. Analytic software will prove to be a major area of focus during this decade, as companies seek to turn data into actionable knowledge. This is likely to result in increasing demand for Web-based applications and mobile versions of these products.

Increased  Competitiveness    As companies continuously seek to gain and
                              maintain competitive advantage,
                              they increasingly push the envelope in their use of technology and deployment of new applications.

Collaboration                 Companies will increasing seek
                              to share information, production schedules,
                              forecasts, etc., with their customers, suppliers
                              and other business partners. As the easiest way to
                              do this is via web-based application software, the
                              industry will likely also see enhanced growth due
                              to this trend.
--------------------------------------------------------------------------------

The total IT market size (which includes license, service, and maintenance) is estimated by AMR Research to grow from $108 billion in 2000 to $264 billion in 2005, representing a 19.6% CAGR. IDC estimates that the software license and maintenance portions of the space will grow from $61.2 billion in 2000 to $102.7 billion in 2005, representing a 10.9% CAGR.

The services industry will likely fuel the most demand for enterprise applications, as this sector has been vastly under penetrated in terms of application adoption. Much of the focus by software vendors has been on the manufacturing sector over the last several decades. Moreover, the non-manufacturing portion of the domestic economy contributes roughly 70% of GDP, so the absolute opportunity is much larger.


--------------------------------------------------------------------------------

enterprise applications - market size and growth


            2000                          2004                         CAGR

       $61.2 billion                 $102.7 billion                    10.9%

--------------------------------------------------------------------------------
Note:  Estimates include license and maintenance revenue.
--------------------------------------------------------------------------------
Source: IDC


--------------------------------------------------------------------------------

sector growth projections

Segment                                                    CAGR, 2000 to 2005

Enterprise Resource Planning (ERP)                                 1%

Professional Services Automation (PSA)                            34%

Customer Relations Management (CRM)                               29%

Supply Chain                                                      32%

Procurement                                                       43%

Business Intelligence                                             27%*
--------------------------------------------------------------------------------
Source: IDC and AMR Research
--------------------------------------------------------------------------------
Note: Estimates include all revenue sources (license, service, maintenance, training, etc.).
* Estimate includes licenses and maintenance revenue only.

While the industry's growth rates are not extraordinary, the absolute size of the market is. There will certainly be some sub-sectors that will grow much faster than the average, and some that will grow much slower. Statmon believes the opportunity for a company with market-leading technology and functionality that is targeting the faster-growing segments (such as the services industry sector, PSA, analytics, or procurement) has an opportunity to deliver exceptional growth.

Employees

         As of August 6, 2002 the company has 10 full time employees and contractors of which 3 were engaged in sales and marketing;2 were engaged in technical support and training; 3 were engaged in software development and engineering; and 2 were engaged in management, administration, finance and operations. None of our employees are covered by any collective bargaining agreement. We generally consider our relationship with our employees to be satisfactory and have never experienced a work stoppage.

Management

Directors and Executive Officers

         Our directors and their ages and positions are as follows:


Name of Individual              Age     Position with company and subsidiaries
------------------              ---     --------------------------------------

Geoffrey P. Talbot              54      Director, Chairman, Chief Executive Officer and interim Chief Financial
                                        Officer
Peter Upfold                    39      Director, Deputy Chairman and Chief Technical Officer
Dr. Leonard Silverman           62      Director
Robert B. Fields                65      Director



     GEOFFREY P. TALBOT - Mr. Talbot is a co-founder and has served as Chairman, Chief Executive Officer and interim Chief Financial Officer of Statmon Technologies Corp. since its formation in June 2000. From April 1997 to July 2000, Mr. Talbot was the Chief Executive Officer and Director of J.C. Williamson Entertainment Inc. and J.C. Williamson Technologies in Los Angeles, California. From 1995 to 1996, Mr. Talbot initiated the initial public offering and NASDAQ listing of a high end computer graphics and digital film studio based in North Hollywood, California.

         Mr. Talbot has over 30 years of international business experience including holding Chief Executive Officer/Chief Financial Officer and other senior executive positions responsible for managing high growth and talent in the media buying, advertising sales, media technologies, computer graphics and digital film production industries.

         Mr. Talbot's background also includes financial and management training at Caltex Oil (Australia) Limited and international asset based financing experience with Itel Leasing Corporation in San Francisco and Chicago and Orion Term Bank (Royal Bank of Canada) in London, England.

         PETER UPFOLD - Mr. Upfold is a co-founder and has served as Deputy Chairman, Chief Technical Officer and a director of Statmon Technologies Corp. since its formation in June 2000. Mr. Upfold relocated to the United States from Australia in 1998 to introduce the technology upon which Statmon's products are based to the North American market. Between 1988 and 1998 he was active at a senior level of the Australian and New Zealand broadcast engineering and information technology markets. Mr. Upfold has over 20 years industry experience in technology and electronics management, the Internet and wireless television and radio broadcasting. Mr. Upfold has extensive broadcast transmission systems experience as well as a strong background with surface mounted computer technology and digital data transmission. Mr. Uphold is also a hands-on software programmer using languages such as Visual Basic, Visual C++, Visual FoxPro, and Microsoft Access.

     DR. LEONARD SILVERMAN - Dr. Silverman has been a member of Statmon Technologies Corp. Board of Directors since its formation in June 2000. Dr. Silverman has spent most of his professional career at the University of Southern California (USC). He was appointed the fifth Dean of Engineering in 1984 and retired as the Dean in June 2001. The USC School of Engineering has over 140 faculty, 4,000 students and an operating budget of over US$100 million. Dean Silverman began his administrative career in 1982 when he was elected Chairman of the Electrical Engineering Systems Department. He was appointed a Full Professor of Electrical Engineering in 1977. Dr. Silverman, a member of the U.S. National Academy of Engineering, is internationally known for his pioneering work in the theory and application of multivariable control systems and signal processing with more than 100 publications to his credit. He currently serves as an independent corporate director on the public company boards of Advanced MicroDevices (AMD) and the M.C. Gill Foundation. Dr.Silverman will be invited to be the Chairman of the Compensation Committee and be a member of the Audit Committee.

     ROBERT B. FIELDS - Mr. Fields has been a member of Statmon Technologies Corp. Board of Directors since December 2001. From 1979 through the present, Mr. Fields has served as President of Tradestar Ltd., an asset appreciation consulting firm owned by Mr. Fields. From July 1999 to the present, Mr. Fields has served as a consultant to Hardisty Construction Management Corporation, a California based construction management firm. From February 15, 2001 through the present, Mr. Fields has served as Chairman of Actforex, Inc., a New York service provider of software for currency trading. From August, 1997 through February 15, 2002, Mr. Fields served as an executive advisor to Laidlaw Global Corp. (AMEX: GLL).

     Mr. Fields is a senior executive with over 40 years of diverse experience ranging from key sector management positions and directorships with major corporations to investment banking and advisory experience working with start ups and the early stage capitalization of technology companies. Mr. Fields has wide ranging experience in public company management and representing the shareholders of public companies. In 1998, he was elected a director of the Friars National Association Foundation, Inc., a philanthropy of the arts based in New York, has served as its Treasurer and was recently elected its Vice President.

Item 5.  Other Events.

         On May 15, 2002, the board of directors and stockholders of Statmon approved the change of the name of the corporation from Viable Resources Inc to

Statmon Technologies Corp. Articles of Amendment changing the name of Statmon were filed with the Secretary of State of the State of Nevada on June 3, 2002 and are filed as an exhibit to this Form 8-K.

         On May 15, 2002, the board of directors and stockholders of Statmon approved a reverse split of Statmon's common stock of one share for every 16 issued and outstanding share. The forward split was effectuated on June 14, 2002.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


         (a)      Financial Statements and Pro Forma financial information

                  Financial statements and Pro forma financial information as required are included and attached as pages F-1 through F-19 of this current report.

         (b)      Exhibits

         Exhibit No.         Description

         10.1                Agreement and Plan of Reorganization

         10.2                Articles of Amendment of Articles of Incorporation.

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 STATMON TECHNOLOGIES CORP.


Date:            August 14, 2002                 By:   /s/ Geoffrey P. Talbot
      --------------------------------------         ---------------------------
                                                     Geoffrey P. Talbot


                                                 By:   /s/ Peter Upfold
                                                     ---------------------------
                                                     Peter Upfold


                                                 By:   /s/ Dr. Leonard Silverman
                                                     ---------------------------
                                                     Dr. Leonard Silverman


                                                 By:  /s/ Robert B. Fields
                                                     ---------------------------
                                                     Robert B. Fields

                           STATMON TECHNOLOGIES CORP.

                              FINANCIAL STATEMENTS

                            JUNE 16, 2000 (INCEPTION)
                            THROUGH DECEMBER 31, 2000
                                       AND
                          YEAR ENDED DECEMBER 31, 2001
                                       AND
                               THREE MONTHS ENDED
                             MARCH 31, 2002 AND 2001

                           STATMON TECHNOLOGIES CORP.


                          INDEX TO FINANCIAL STATEMENTS



                                                                          Page



INDEPENDENT AUDITORS' REPORT...........................................   F-1





 BALANCE SHEETS ......................................................    F-2





 STATEMENTS OF OPERATIONS.............................................    F-3





 STATEMENT OF STOCKHOLERS' DEFICIT....................................    F-4





 STATEMENTS OF CASH FLOWS.............................................    F-5





NOTES TO FINANCIAL STATEMENTS.........................................    F-6

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and
Board of Directors
Statmon Technologies Corp.

We have audited the accompanying balance sheets of Statmon Technologies Corp. as of December 31, 2001 and 2000 and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2001 and for the period June 16, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Statmon Technologies Corp. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year ended December 31, 2001 and for the period June 16, 2000 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred losses of approximately $769,000 since inception and had a working capital and stockholders' deficiency at December 31, 2001 of approximately $614,000 and $577,000, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Grassi & Co., CPAs., P.C.
-----------------------------
Grassi & Co., CPAs., P.C.
New  York, NY
March 15, 2002

                           STATMON TECHNOLOGIES CORP.

                                 BALANCE SHEETS

                                                                       March 31,                      December 31,
                                                                  ------------------    ---------------------------------------
                                                                         2002                  2001                  2000
                                                                   ------------------    ------------------    -----------------
                                                                      (Unaudited)
                                     ASSETS

CURRENT ASSETS:
       Cash                                                     $                  -  $                  -  $            47,734
       Accounts receivable                                                    67,447               105,616                    -
       Deferred financing costs                                                    -                18,083                5,000
       Deferred offering costs                                                     -               103,902               48,036
                                                                   ------------------    ------------------    -----------------
           TOTAL CURRENT ASSETS                                               67,447               227,601              100,770

PROPERTY AND EQUIPMENT - NET                                                  34,676                30,489               25,176

OTHER ASSETS                                                                   6,534                 6,534                  827
                                                                   ------------------    ------------------    -----------------
                                                                $            108,657  $            264,624  $           126,773
                                                                   ==================    ==================    =================


            LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                         $            124,900  $             72,548  $             2,897
       Accrued liabilities                                                   256,113               250,039              137,647
       Interest payable                                                       46,342                29,862                3,898
       Notes payable, net of debt
           discount $18,960 and $17,192                                      508,733               489,305              211,017
                                                                   ------------------    ------------------    -----------------
           TOTAL CURRENT LIABILITIES                                         936,088               841,754              355,459
                                                                   ------------------    ------------------    -----------------
STOCKHOLDERS' DEFICIT:
       Common stock, par value $.00001, authorized 15,000,000 shares;7,575,000,
           7,455,000, and 7,000,000 issued and outstanding at March 31,
           2002, December 31, 2001 and 2000, respectively                         76                    75                   70
       Additional paid-in capital                                            224,442               191,443               78,448
       Accumulated deficit                                                (1,051,949)             (768,648)            (307,204)
                                                                   ------------------    ------------------    -----------------
               TOTAL STOCKHOLDERS' DEFICIT                                  (827,431)             (577,130)            (228,686)
                                                                   ------------------    ------------------    -----------------
                                                                $            108,657  $            264,624  $           126,773
                                                                   ==================    ==================    =================


                       See notes to financial statements.

                           STATMON TECHNOLOGIES CORP.

                            STATEMENTS OF OPERATIONS


                                                                                                                June 17, 2000
                                                                                               Year Ended       (inception) to
                                                           Three Months Ended March 31,       December 31,       December 31,
                                                           --------------------------------
                                                               2002              2001             2001               2000
                                                           --------------   ---------------   --------------    ---------------
                                                            (Unaudited)      (Unaudited)

REVENUES                                                $         83,550 $          17,092 $        289,455  $               -


COST OF SALES                                                     38,810            10,210          136,291                  -
                                                           --------------   ---------------   --------------    ---------------
GROSS PROFIT                                                      44,740             6,882          153,164                  -

SELLING, GENERAL AND ADMINISTRATIVE                              241,519           123,068          499,585            244,549
                                                           --------------   ---------------   --------------    ---------------
LOSS FROM OPRATIONS                                             (196,779)         (116,186)        (346,421)          (244,549)
                                                           --------------   ---------------   --------------    ---------------
OTHER EXPENSES
      Financing expenses                                               -                 -          (41,984)            (5,000)
      Interest expense                                           (86,522)           (6,469)         (73,039)           (57,655)
                                                           --------------   ---------------   --------------    ---------------
TOTAL OTHER EXPENSES                                             (86,522)           (6,469)        (115,023)           (62,655)
                                                           --------------   ---------------   --------------    ---------------
NET LOSS                                                        (283,301)$        (122,655)$       (461,444)$         (307,204)
                                                           ==============   ===============   ==============    ===============

NET LOSS PER COMMON SHARE - BASIC                        $         (0.04)$           (0.18)$          (0.07)$            (1.74)
                                                           ==============   ===============   ==============    ===============

WEIGHTED AVERAGE NUMBER OF
      COMMON SHARES OUTSTANDING:                               7,617,667           700,000        7,064,685            176,768
                                                           ==============   ===============   ==============    ===============




                       See notes to financial statements.

                           STATMON TECHNOLOGIES CORP.

                       STATEMENT OF STOCKHOLDERS' DEFICIT



                                                                                 Additional                          Total
                                                       Common Stock                Paid-In       Accumulated     Stockholders'
                                                      ------------------------
                                                        Shares        Amount       Capital         Deficit          Deficit
                                                      ------------   ---------   ------------   --------------   ---------------

Balance June 16, 2000 (Inception)                               - $         - $            - $              - $               -

     Issuance of common stock to founders               6,290,450          63              -                -                63

     Issuance of common stock
         pursuant to loan agreement                       709,550           7         70,948                -            70,955

     Issuance of warrants for consulting services               -           -          7,500                -             7,500

     Net Loss                                                   -           -              -         (307,204)         (307,204)
                                                      ------------   ---------   ------------   --------------   ---------------
Balance December 31, 2000                               7,000,000          70         78,448         (307,204)         (228,686)

     Issuance of common stock
         pursuant to loan agreements                      350,000           4         34,996                -            35,000

     Issuance of common stock for additional interest      80,000           1          7,999                -             8,000

     Issuance of common stock and
         warrants for commission                           25,000           -         12,500                -            12,500

     Issuance of warrants for consulting services               -           -         35,000                -            35,000

     Issuance of warrants for rental of office space            -           -         22,500                -            22,500

     Net Loss                                                   -           -              -         (461,444)         (461,444)
                                                      ------------   ---------   ------------   --------------   ---------------
Balance December 31, 2001                               7,455,000 $        75 $      191,443 $       (768,648)$        (577,130)

     Issuance of common stock for additional interest     120,000           1         32,999                -            33,000

     Net Loss (Unaudited)                                       -           -              -         (283,301)         (283,301)
                                                      ------------   ---------   ------------   --------------   ---------------
Balance March 31, 2002 (Unaudited)                      7,575,000          76        224,442       (1,051,949)         (827,431)
                                                      ============   =========   ============   ==============   ===============



                       See notes to financial statements.

                           STATMON TECHNOLOGIES CORP.

                            STATEMENTS OF CASH FLOWS

                                                                          Three Months                       June 17, 2000
                                                                              Ended          Year Ended      (inception) to
                                                                            March 31,       December 31,     December 31,
                                                                               2002             2001             2000
                                                                          ---------------   --------------   --------------
                                                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                           $        (283,301) $      (461,444)$       (307,204)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
           Depreciation                                                            2,094            6,563            1,700
           Amortization of debt discount                                          51,960           41,232           53,757
           Amortization of deferred offering and financing costs                 121,985                -                -
           Warrants issued for consulting services, rent and commission                -           70,000            7,500
    Changes in assets and liabilities:
        Accounts receivable                                                       38,169         (105,616)               -
        Other assets                                                                   -           (5,707)            (758)
        Accounts payable                                                          50,982           69,651            2,897
        Interest payable                                                          16,480           25,964                -
        Accrued liabilities                                                        6,074          112,393          141,545
                                                                          ---------------   --------------   --------------
    NET CASH USED IN OPERATING ACTIVITIES                                          4,443         (246,964)        (100,563)
                                                                          ---------------   --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of property and equipment                                        (6,281)         (11,876)         (26,876)
                                                                          ---------------   --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES :
        Increase in deferred financing costs                                           -          (13,083)          (5,000)
        Increase in deferred offering costs                                            -          (55,866)         (48,036)
        Borrowings-bridge loan                                                         -          250,000                -
        Borrowings-line of credit                                                    468           30,055          228,209
        Increase in cash overdraft                                                 1,370                -                -
                                                                          ---------------   --------------   --------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                      1,838          211,106          175,173
                                                                          ---------------   --------------   --------------
NET (DECREASE) INCREASE IN CASH                                                        -          (47,734)          47,734
                                                                          ---------------   --------------   --------------

CASH - BEGINNING OF PERIOD                                                             -           47,734                -

                                                                          ---------------   --------------   --------------
CASH - END OF PERIOD                                                  $                -  $             - $         47,734
                                                                          ===============   ==============   ==============
SUPPLEMENTAL DISCLOSURES OF
    CASH FLOW INFORMATION:

    Cash paid during the period for interest                          $                - $         12,985 $              -
                                                                          ===============   ==============   ==============


                       See notes to financial statements.
                                      F-5

                           STATMON TECHNOLOGIES CORP.

                          NOTES TO FINANCIAL STATEMENTS

   (Unaudited with respect to the three months ended March 31, 2002 and 2001)

1.       THE COMPANY

         Statmon Technologies Corp (the "Company") was incorporated in Delaware on June 16, 2000 as a software development company to market its proprietary software systems and interface platforms designed to facilitate bi-directional data-flow for the remote monitoring, management and control of electronic devices, computer networks and sensors over the Internet, wired and wireless networks, and virtual private networks.

2.       GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of approximately $769,000 since inception and had a working capital and stockholders' deficiency at December 31, 2001 of approximately $614,000 and $577,000, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters include, raising additional working capital through equity or debt financing and ultimately achieving profitable operations.
         The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          b. Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over five years, which is the estimated useful life of the assets.

          c. Research and Development - Research and development expenditures are charged to operations as incurred.

          d. Net Loss Per Share - Basic loss per share is computed using the weighted average number of shares of outstanding common stock.

               For all periods presented, diluted net loss per share was the same as basic net loss per share since the inclusion of the warrants would have been anti-dilutive. In the event that the Company was to report net income in the future periods, warrants could have a dilutive effect on future per share calculations in those periods.

          e. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

          f. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amount of the Company's notes payable approximate fair value based on the prevailing market interest rates.

          g. Impairment of Long-Lived Assets - The Company reviews long-lived assets and certain identifiable assets on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2001, the Company does not believe that any impairment has occurred.

          h.   Revenue  Recognition  -  Statement  of  Position  97-2,  Software
               Revenue Recognition ("SOP 97-2"), was issued in October 1997 by the American Institute of Certified Public Accountants ("AICPA") and was amended by Statement of Position 98-4 ("SOP 98-4"). SOP 97-2 provides revised and expanded guidance of software revenue recognition and applies to all entities that earn revenue from licensing, selling, or otherwise marketing computer software. Based on its interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in December 1998, which provides certain amendments to SOP 97-2, and is effective for transactions, entered into during the year ended December 31, 2000.

               Product revenues from the sale of software licenses are recognized when evidence of a license agreement exists, the fees are fixed and determinable, collectibility is probable and vendor specific objective evidence exists to allocate the total fee to elements of the arrangements. The Company's software license agreement does not (i) entitle the buyer to any right of return or exchange, or (ii) grant the customer any right to product upgrades or enhancements.

          i. Interim Financials - The unaudited interim financial statements included herein were prepared pursuant to the rules and regulations for interim reporting under the Securities Exchange Act of 1934, as amended. Accordingly, certain information and footnote disclosures normally accompanying the audited financial statements have been omitted. The unaudited interim financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto contained in here for the year ended December 31, 2001. The unaudited interim financial statements accompanying this report contain all adjustments, which in the opinion of management are necessary to ensure that the financial statements are not misleading. Results for the interim periods are not necessarily indicative of results for the full year.

          j.   New Accounting Standards

               i. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Intangible Assets ("SFAS No. 142"). SFAS No. 141 requires that all business combinations initiated after December 31, 2001 be accounted for using the purchase method of accounting and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 142 applies to all goodwill and intangible assets acquired in a business combination. Under the new standard, all goodwill, including goodwill acquired before initial application of the standard, should not be amortized but should be tested for impairment at least annually at the reporting level, as defined in the standard. Intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS no. 121. The new standard is effective for fiscal years beginning after December 15, 2001. The Company must adopt this standard on January 1, 2002. As of December 31, 2001, the Company had no unamortized goodwill.

               ii. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No.144 will be effective for fiscal years beginning after December 15, 2001.

                    The most  significant  changes  made by SFAS No. 144 are (1)
                    goodwill is removed from its scope and therefore, it eliminates the requirements of SFAS 121 to allocate goodwill to long lived assets to be tested for impairment, and (2) it describes a probability-weighted cash flow estimation approach to apply to situations in which alternative course of action to recover the carrying amount of long lived assets are under consideration or a range is estimated for the amount of possible future cash flows.

               iii. On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." The rescission of SFAS No.4, "Reporting Gains and Losses from Extinguishments," and SFAS No.64, "Extinguishments of Debt made to Satisfy Sinking Fund Requirements," which amended SFAS No.4 will affect income statement classification of gains and losses from extinguishment of debt. SFAS No.4 requires that gains and losses from extinguishment of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No.30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Upon adoption, extinguishments of debt shall be classified under the criteria in APB Opinion No. 30.

               iv. In June 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company has not yet determined the impact of SFAS No.146 on its financial position and results of operations, if any.

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                                       March 31,              December 31,
                                                                                      ---------------------------------
                                                                        2002              2001               2000
                                                                  -----------------   --------------    ---------------
                                                                    (Unaudited)
          Computer equipment                                    $           30,043  $        24,393   $         20,530
          Software                                                           9,464            7,554              6,347
          Office Equipment                                                   5,527            5,348              -
                                                                  -----------------   --------------    ---------------
                                                                            45,034           38,753             26,877
          Less: accumulated depreciation                                    10,358            8,264              1,701
                                                                  -----------------   --------------    ---------------
                                                                $           34,676  $        30,489   $         25,176
                                                                  =================   ==============    ===============

5.       NOTE PAYABLE

         Notes payable - current consists of the following:

                                                                    March 31,                  December 31,
                                                                                     ---------------------------------
                                                                      2002               2001               2000
                                                                 ----------------    --------------    ---------------
                                                                   (Unaudited)
         Notes payable due on May 8, 2002               (a)   $          258,733  $        258,265  $         228,209

         Note payable due on March 27,2002.             (b)              125,000           125,000           -

         Note payable due on April 10, 2002.            (b)              125,000           125,000           -
                                                                 ----------------    --------------    ---------------
         Total notes payable                                             508,733           508,265            228,209

         Less: debt discount                                                   -          (18,960)           (17,192)
                                                                 ----------------    --------------    ---------------
                                                              $          508,733  $        489,305  $         211,017
                                                                 ================    ==============    ===============

     a. On September 8, 2000, the Company entered into a Note Purchase and Shareholder Rights Agreement (the "Note") with a lender allowing the Company to draw up to $250,000. Interest on the Note accrues at the rate of 10% per annum. In addition, the investor received 709,550 shares of common stock.

          In July 2001, the Note holder made an additional $10,000 available to the Company by way of an amendment to the original Note on the same terms and conditions as the September 8, 2000 Note. As of December 31, 2001 and 2000 the Company had drawn $258,265 and 228,209, respectively of the $260,000 available line. Accrued interest as of December 31, 2001 and 2000 are $25,068 and $3,898, respectively.

          The Note had a maturity date of September 8, 2001, Which has been extended to May 8, 2002 by the holder. If the Company, during the term of the note, should secure financing either by equity or debt of not less than $750,000, then the due date of the Note is accelerated to ten days after the receipt of such financing. All amounts unpaid on this Note after the maturity date, accrue interest at 15% per annum.

          Under the extension agreement the Note holder has received 100,000 new shares of common stock for granting the Note extension, plus, the issuance of an additional 30,000 shares (the "Default Shares") per month or part thereof, until full repayment of the Note, including interest at 10% per annum and default interest of 15% per annum. However, cash payment made to the Note holder in any given month over the term of the Note extension, including consulting fees, reduces the number of default shares on the basis of one share per $1.00 paid.

     b. On September 25, 2001 the Company entered into a Note Purchase and Shareholder Rights Agreement ("Senior Note"), with a lender for the borrowing of $250,000. Interest on the Senior Note accrues at the rate of 10% per annum. In addition, the lender received 250,000 shares of common stock and 250,000 warrants. The Company has executed two promissory notes for $125,000 each, one of which matures on March 27, 2002 and the other maturing on April 10, 2002. If the Company, during the term of the Senior Note, should secure financing either by equity or debt of not less than $1,000,000, then the due date of the Senior
          Note is accelerated to ten days after the receipt of such financing. All amounts unpaid on this Senior Note after the maturity date, accrue interest at 15% per annum.

6.       DEFERRED OFFERING COSTS

         The Company is in the process of working with certain investment bankers to raise $2,000,000 through the sale of shares of its common stock. Costs associated with such offering, which was $103,902 as of December 31, 2001, has been recorded as deferred offering costs.

7.       FINANCIAL ADVISORY AGREEMENTS


     a. On October 9, 2000, the Company entered into a Financing Placement Investment Banking Agreement (the "Agreement") for one year, with an Investment Company ("Investment Company") based out of San Diego, to provide assistance in obtaining lending or investing for the Company. Under the terms of the Agreement the Company is required to:

          - Issue a $7,500 non-refundable retainer fee followed by one monthly retainer of $5,000. Two additional payments of $5,000 each become payable from the proceeds of any financing introduced by the Investment Company. As of December 31, 2001, a total of $12,500 has been paid under this agreement.

          - The Company is required to pay an 8% fee of all funding obtained by the Investment Company. In certain circumstances, the 8% fee will be split between the Investment Company and a Financial Consultancy firm also associated with the Company. As of March 11, 2002, the Investment Company has not obtained any funding for the Company.

          - In addition to the above fees, the Company is required to issue to the Investment Company one warrant to purchase one share of the Company's common stock for every $5 raised by the Investment Company, up to 48,000 warrants.

     b. On December 18, 2000, the Company entered into a Financial Consulting Agreement ("Consulting Agreement") for one year, with a Financial Consultant ("Financial Consultant"), to introduce funding sources of approximately $2,000,000 to the Company. Under the terms of the Consulting Agreement the Company is required to:

          - Pay a $5,000 non-refundable retainer fee upon execution of the Consulting Agreement. In addition, a $15,000 fee will be required upon the procurement of the first long term financing in excess of $250,000.

          - The Company is required to issue 60,000 shares of its common stock to the Financial Consultant, upon receipt of the first financing, plus a fee equal to 4% of all long term financing received. As of March 15, 2002, the Investment Company has not obtained any funding for the Company.

          - The Company, upon receipt of the first financing, is required to issue the Financial Consultant warrants to purchase 75,000 shares of the Company's common stock at the same price, terms and conditions as the funding source.

8.       EMPLOYMENT AGREEMENTS

         In June 2000, the Company entered into employment agreements with the Chairman and Chief Executive Officer and interim Chief Financial Officer, the Vice Chairman and Chief Technology Officer and the Chief Operating Officer that is effective for five years from the closing of financing with a minimum of $1,000,000 in gross proceeds to the Company. Salaries for the term of the agreements range from an aggregate of $450,000 in the first year to $630,000 in the fifth year. The total aggregate salary over the five-year period is $3,170,000. In the event that the Company does not raise $2,000,000, the salary for the third, fourth and fifth year will be renegotiated, but will not be below the base of the second year's aggregate salary range of $585,000.

         The Company had paid $113,658 and $40,668 in compensation during the year ended December 31, 2001 and three months ended March 31, 2002, respectively. Since inception, the Company has accrued a total of

         $226,821 to the above mentioned officers and one other employee.

9.       STOCK OPTIONS AND WARRANTS

         The following table illustrates the Company's warrant issuances and balances outstanding during the period June 16, 2000 (inception) through December 31, 2001. The Company generally issues warrants to purchase shares of common stock in connection with debt and equity financing and to non-employee consultants.

                                     WARRANTS OUSTANDING                                         WARRANTS
                                                                                                EXERCISABLE
         -----------------------------------------------------------------------------  ----------------------------
           Range of Exercise                                 Weighted
                Price                           Range of      Average      Weighted                      Weighted
                                   Shares       Exercise     Remaining     Average        Number          Average
                                 Underlying      Price      Contractual    Exercise     Exercisable      Exercise
                                  Warrants                      Life         Price                         Price
         ----------------------  ------------ ------------- -------------  -----------  -------------   ------------
         Outstanding at June               -                     -             -             -               -
         16, 2000 (inception)
         Granted                     730,000   $.50-$2.00                                    730,000    $.50-$2.00
                                 ------------                                           -------------
         Outstanding at
         December 31, 2001           730,000    $.50-$2.00      4.22     $    1.17           730,000 $   $.50-$2.00
                                 ============                                           =============

10.      MAJOR CUSTOMERS

         The Company had two major customer for the year ended December 31, 2001, which comprised 52% and 10% of total revenues. Accounts receivable from one such customer was $90,639 at December 31, 2001.

11.      INCOME TAXES

         As of December 31, 2001, the Company has net operating loss carry forwards of approximately $606,000 for federal tax purposes, expiring in 2020 and 2021. The resulting tax deferred tax asset of approximately $206,000, as of December 31, 2001 has been offset by a corresponding valuation allowance.

         A reconciliation between the federal statutory tax rate and the effective income tax rate for the periods June 16, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001 is as follows:

                                                                             December 31,
                                                                ----------------------------------------
                                                                       2001                  2000
                                                                -------------------    -----------------
         Statutory Federal income tax rate                            (34 %)                (34 %)
         Losses for which no benefit is provided                       34 %                  34 %
                                                                -------------------    -----------------
         Effective income tax rate                                      0 %                    0 %
                                                                ===================    =================

12.      COMMITMENTS AND CONTINGENCIES

                  The Company leases its office facilities under non-cancelable lease arrangements. Rent expense was $43,495 and $11,922 for the year ended December 31, 2001 and for the period June 16, 2000 (Inception) through December 31, 2000, respectively.

         Future minimum lease payments under noncancellable operating leases include:

                        2002                           $              77,583
                        2003                                          84,636
                        2004                                          91,689
                                                              ------------------
                                                       $             253,908
                                                              ==================

                           STATMON TECHNOLOGIES CORP.
                       INTRODUCTION TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

On May 16, 2002, Viable Resources, Inc. ("Viable") entered into an exchange agreement with Statmon Technologies Corp. ("Statmon"), a Delaware corporation. Upon the closing of the Agreement, Viable has agreed to change its name to "Statmon Technologies Corp."

Statmon was incorporated in the State of Delaware on June 16, 2000 as a software development company to market its proprietary software systems and interface platforms designed to facilitate bi-directional data flow for the remote monitoring, management and control of electronic devices, computer networks and sensors over the Internet, wired and wireless networks, and virtual private networks.

In connection with the reorganization, prior to closing, Viable's effected a one for sixteen reverse split of its issued and outstanding common stock.

On June 14, 2002 pursuant to the exchange agreement, the shareholders of Statmon exchanged 7,575,000 shares (100%) of the common stock of Statmon on a basis of one share of Statmon for each share of common stock of Viable. Total shares issued to the Statmon's shareholders, 7,575,000 shares, represent 83% of the outstanding common stock of Viable.

For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. The exchange has been accounted for, as a reverse acquisition, under the purchase method of accounting, since the former shareholders of Statmon will own a majority of the outstanding common stock of Viable after the acquisition. Accordingly, the combination of Statmon with Viable will be recorded as a recapitalization of Statmon, pursuant to which Statmon will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of Statmon. Upon the completion of the reverse acquisition, Statmon will continue to operate as a wholly owned subsidiary of Viable.

The year-end reporting period for Statmon is December 31st. Upon consummation of the above transaction Statmon will adopt the March 31st year-end of Viable. Accordingly, pro forma financials are being presented as of and for the period ended March 31, 2002.

The following unaudited pro forma condensed consolidated balance sheet represents the pro forma financial position of Viable and Statmon at March 31, 2002, as if the reverse acquisition occurred at the beginning of fiscal year 2002.

The unaudited pro forma consolidated statements of operations for the year ended March 31, 2002 reflect the combined results of Viable and Statmon as if the reverse acquisition of the two companies had occurred at the beginning of fiscal year 2002.

The unaudited pro forma consolidated statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma financial statements should be read in conjunction with the companies' respective historical financial statements and notes included thereto.

              STATMON TECHNOLOGIES CORP. STATMON TECHNOLOGIES CORP.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 2002

                                                            Viable         Statmon
                                                          Resources      Technologies
                                                             Inc.           Corp.        Note      Adjustments     Pro Forma
                                                         -------------   -------------   ------   -------------   -------------
  ASSETS

CURRENT ASSETS:
     Cash                                             $             -  $            -           $            -  $
     Accounts receivable                                            -          67,447                        -          67,447
     Deferred financing costs                                       -               -                        -               -
     Deferred offering costs                                        -               -                        -               -
                                                         -------------   -------------            -------------   -------------
          TOTAL CURRENT ASSETS                                      -          67,447                        -          67,447

PROPERTY AND EQUIPMENT - NET                                        -          34,676                        -          34,676

OTHER ASSETS                                                        -           6,534                        -           6,534
                                                         -------------   -------------            -------------   -------------
                                                      $             -  $      108,657           $            -  $      108,657
                                                         =============   =============            =============   =============


       LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable                                 $             -  $      124,900           $            -  $      124,900
     Accrued liabilities                                            -         256,113                        -         256,113
     Interest payable                                               -          46,342                        -          46,342
     Notes payable                                                  -         508,733                        -         508,733
                                                         -------------   -------------            -------------   -------------
         TOTAL CURRENT LIABILITIES                                  -         936,088                        -         936,088
                                                         -------------   -------------            -------------   -------------

STOCKHOLDERS' DEFICIT:
     Common stock, par value $.01, authorized
         25,000,000 shares; issued
             and outstanding 9,015,019                        230,403              76    a                 (76)
                                                                    -               -    c            (216,003)
                                                                    -               -    d              75,750          90,150

     Additional paid-in capital                             6,384,384         224,442    a                  76
                                                                    -               -    b          (6,614,787)
                                                                    -               -    c             216,003
                                                                    -               -    d             (75,750)        134,368

     Accumulated deficit                                   (6,614,787)     (1,051,949)   b           6,614,787      (1,051,949)
                                                         -------------   -------------            -------------   -------------
            TOTAL STOCKHOLDERS' DEFICIT                             -        (827,431)                       -        (827,431)
                                                         -------------   -------------            -------------   -------------
                                                      $             -  $      108,657           $            -  $      108,657
                                                         =============   =============            =============   =============

                  See notes to pro forma financial statements.

                           STATMON TECHNOLOGIES CORP.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            STATEMENTS OF OPERATIONS



                                                  Viable         Statmon
                                                 Resources     Technologies
                                                   Inc.           Corp.        Note      Adjustments    Pro Forma
                                                ------------   ------------    -----    ------------   ------------


REVENUES                                      $           -  $     355,193           $            -  $     355,193
                                                ------------   ------------             ------------   ------------
EXPENSES
     Selling, general and administrative expenses         -        865,407                        -        865,407
                                                ------------   ------------             ------------   ------------
LOSS FROM OPRATIONS                                       -       (510,214)                       -       (510,214)
                                                ------------   ------------             ------------   ------------
OTHER EXPENSES
     Interest expense                                     -       (115,982)                       -       (115,982)

                                                ------------   ------------             ------------   ------------
NET LOSS                                      $           - $     (626,196)         $             - $     (626,196)
                                                ============   ============             ============   ============

NET LOSS PER COMMON SHARE - BASIC             $        0.00 $        (0.08)         $               $        (0.07)
                                                ============   ============             ============   ============
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING:                  24,540,300      7,575,000              (23,100,281)     9,015,019
                                                ============   ============             ============   ============




                  See notes to pro forma financial statements.

                   STATMON TECHNOLOGIES CORP.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma balance sheet at March 31, 2002 and the unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 2002, to reflect the reverse acquisition of Viable Resources, Inc. and Statmon Technologies Corp. No minority interest in net assets of subsidiary is recorded since Viable has no shareholders' equity.

    a. To record the recapitalization of Statmon's common stock to additional paid-in capital.

    b. To record the recapitalization of Viable's accumulated deficit to additional paid-in capital.

    c. To reflect a 16:1 reverse stock split of Viable common stock

    d. To record the issuance of 7,575,000 shares of common stock in the reverse acquisition










    Pro forma earnings per share is based on the pro forma weighted average number of shares outstanding as follows:


                                                                 Year Ended
                                                               March 31, 2002
                                                            --------------------


            Viable's weighted average shares outstanding
                (post split)                                          1,440,019

            Viable's weighted average shares outstanding
                as adjusted for the reverse acquisition
                   (post - split)                                     7,575,000


                                                                  --------------

                                                                      9,015,019
                                                                  ==============